ANNUAL MEETING OF SHAREHOLDERS

                        July 25, 2002



Proposal 1:  Election of Directors


Common Stock (Common Stock voting as a class)
                 Shares   Percentage    Shares   Percentage
Name             Voted        of       Withheld      of
                  For       Shares                 Shares
                            Voted                   Voted


Allan      J.  15,277,738   97.248    432,347.46    2.752
Bloostein         .853                    3
Dwight     B.  15,267,113   97.180    442,972.61    2.820
Crane             .207                    3


Preferred Stock (Preferred Stock voting as a class)
                          Percentage    Shares   Percentage
Name             Shares       of       Withheld      of
               Voted For    Shares                 Shares
                            Voted                   Voted


Robert     A.    1,597      99.813        3         0.200
Frankel
William.         1,597      99.813        3         0.200
Hutchinson



Common and Preferred Stock (Common Stock and Preferred Stock voting as a single class)
                          Percentage    Shares   Percentage
Name             Shares       of       Withheld      of
               Voted For    Shares                 Shares
                            Voted                   Voted


Paolo      M.  15,239,873   97.007    470,212.61    2.993
Cucchi            .703                    3
Dr.      Paul  15,262,436   97.151    447,649.87    2.849
Hardin            .444                    2
Heath      B.  15,269,959   97.198    440,126.46    2.802
McLendon          .853                    3
George     M.  15,263,004   97.154    447,081.61    2.846
Pavia             .703                    3
R. Jay Gerken  15,273,120   97.219    436,965.87    2.781
                  .44                     2